RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                              IVC INDUSTRIES, INC.

      The Certificate of Incorporation of IVC Industries, Inc. (the "Corporation") as heretofore amended reads in full as follows:

      FIRST. The name of the Corporation is IVC Industries, Inc.

      SECOND. The address of the Corporation's registered office in the State of Delaware is 32 Loockerman Square, Suite L-100, in the City of Dover, County of Kent. The name of its registered agent in such address is The Prentice-Hall Corporation System.

      THIRD. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law.

      FOURTH. The Corporation shall have authority to issue 25,000,000 shares of Common Stock of the par value of $0.08 per share and 2,000,000 shares of Preferred Stock of the par value of $0.01 per share.

      FIFTH. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the following provisions are inserted in this Restated Certificate of Incorporation for the regulation and conduct of the business and affairs of the Corporation:

            1. The election of directors of the Corporation need not be by written ballot unless the By-Laws so require.

            2. The business and affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors consisting of not less than seven nor more than fifteen persons. The exact number of directors within the minimum and maximum limitations specified herein shall be fixed from time to time by resolution of a majority of the whole Board.

            3. The directors of the Corporation, by the affirmative vote of a majority of the whole Board, at any regular or special meeting, shall have the power to adopt, amend or repeal By-Laws of the Corporation, provided, however, that such power of the Board shall not
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divest the stockholders of the Corporation of their power to adopt, amend or repeal By-Laws of the Corporation.

            4. In addition to the powers and authorities conferred upon the Board of Directors of the Corporation by this Restated Certificate of Incorporation, the Board of Directors of the Corporation may exercise all such powers and take all such actions as may be exercised or taken by the Corporation, subject, however, to the provisions of the laws of the State of Delaware, this Restated Certificate of Incorporation and the By-Laws of the Corporation.

            5. Any vote or votes authorizing liquidation of the Corporation or proceedings for its dissolution may provide, subject to the rights of creditors and preferred stockholders, if any, for the distribution pro rata among the stockholders of the Corporation of the assets of the Corporation, wholly or in part, in cash or in kind, whether such assets be in cash or other property, and any such vote or votes may authorize the Board of Directors of the Corporation to determine the valuation of the different assets of the Corporation for the purpose of such liquidation and may divide or authorize the Board of Directors to divide such assets or any part thereof among the stockholders of the Corporation, in such manner that every stockholder will receive a proportionate amount in value (determined as aforesaid) of cash and/or property of the Corporation upon such agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee, or agent and shall inure to the benefit of the heirs, executors, and administrators of such a person.

      SIXTH. The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom its shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section and the indemnification provided for herein shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any By-Law, agreement, vote of stockholders or disinterested Directors of otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

      SEVENTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation, or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for the Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholder of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise and arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be


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binding on all creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

      EIGHTH. If any Article of this Certificate of Incorporation or any portion thereof is found to be void or unenforceable by a court of competent jurisdiction, the remaining Articles or portions of said Article, as the case may be, shall nevertheless remain in full force and effect as though the unenforceable part had been severed and deleted.


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